CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Putnam Funds Trust:

We consent to the use of our reports, dated December 14, 2015 with respect to the financial statements of Putnam Absolute Return 300 Fund and dated December 15, 2015 with respect to the financial statements of Putnam Absolute Return 100 Fund, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

August 24, 2016